NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 29, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 16, 2025, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Bright Scholar Education Holdings Limited and Bright Education Mergersub Limited, a wholly owned subsidiary of Excellence Education Investment Limited became effective on December 16, 2025. Each American Depositary Shares, each representing four (4) Class A Ordinary Shares of Bright Scholar Education Holdings Limited will be converted into USD 2.30 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 16, 2025,.